Exhibit 99.3

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS: 916-403-2755 866-508-4969 InvestorRelations@pacificethanol.net	MEDIA CONTACT: Paul Koehler, Pacific Ethanol, Inc. 503-235-8241 paulk@pacificethanol.net

ETHANOL PRODUCTION SUBSIDIARIES
FILE PLAN OF REORGANIZATION

•	Plan provides for new funding and capital structure
•	Pacific Ethanol to continue as operator and marketer for ethanol production facilities

Sacramento, CA, March 29, 2010 – Pacific Ethanol, Inc. (the “Company”) (NASDAQ GM: PEIX), announced that on March 26, 2010, its wholly-owned subsidiary, Pacific Ethanol Holding Co. LLC (“PEH”), together with PEH’s four wholly-owned ethanol production facilities (“Plant Subsidiaries”), filed a Plan of Reorganization (“Plan”) and related draft Disclosure Statement with the U.S. Bankruptcy Court in Delaware in cooperation with WestLB AG and other secured lenders. The Company expects PEH and the Plant Subsidiaries to emerge from bankruptcy near the end of the second quarter of this year.

The proposed Plan provides for up to $35 million in a new line of credit to support current and future plant operations and restructures the $293.5 million of secured debt of the Plant Subsidiaries to a combination of equity and $115 million of secured and subordinated debt. Under the Plan, the ownership of the Plant Subsidiaries will be transferred to a newly formed holding company (“New PEH”) owned by the lenders. The Company will continue to staff, manage and operate the plants under the terms of an amended and restated asset management agreement and will continue to market all the ethanol and distillers grains produced by the plants under the terms of the amended and restated agreements with the Company’s subsidiaries, Kinergy Marketing and Pacific Ag Products.

The Company is currently negotiating with the lenders regarding a potential acquisition of ownership interests in New PEH. If these negotiations result in an agreement, the Plan will be amended.

The Company believes that the combination of new and restructured debt under the Plan will provide the needed liquidity to support the resumption of operations at the plants located in Madera and Stockton, California, and sustained production of ethanol at all four plants, as market conditions permit.

Neil Koehler, Pacific Ethanol’s CEO and President said, “The Plan will significantly improve the balance sheets of the Company and its Plant Subsidiaries by reducing debt and providing new working capital.   We believe the combined companies will be well positioned to continue as the leading producer and marketer of low carbon renewable fuels in the Western United States. Working in cooperation with our lenders in filing this Plan, we are excited about the long term, strategic growth opportunities for the Company as the market for our products and services continues to expand.”

Details of the Plan and Disclosure Statement are set forth in a Current Report on Form 8-K filed with the Securities and Exchange Commission today.

This press release is not intended to be, and should not in any way be construed as, a solicitation of votes on the Plan. The information contained in the proposed Disclosure Statement should not be relied upon for any purpose until a determination by the U.S. Bankruptcy Court is made that the proposed Disclosure Statement contains adequate information, as required by the U.S. Bankruptcy Code.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation, the status and progress of the Plan; the projected future economic and financial performance of Pacific Ethanol, PEH and the Plant Subsidiaries; and the ability of Pacific Ethanol, PEH and the Plan Subsidiaries to continue as the leading producer and marketer of low carbon renewable fuels in the Western United States are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol (including the future results of PEH and the Plant Subsidiaries) could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of PEH and the Plant Subsidiaries to obtain approval of the Disclosure Statement by the U.S. Bankruptcy Court; the ability of PEH and the Plant Subsidiaries to obtain requisite approval of the Plan by their creditors; the ability of PEH and the Plant Subsidiaries to obtain confirmation of the Plan by the U.S. Bankruptcy Court and thereafter consummating the Plan; the ability of PEH and the Plant Subsidiaries to continue to remain in compliance with the terms of any debtor-in-possession financing and to maintain adequate liquidity to fund operations for the duration of bankruptcy; the ability of Pacific Ethanol and Kinergy Marketing to remain in compliance with the terms of the Wachovia credit facility; the ability of Pacific Ethanol to obtain additional debt or equity financing, or both, including additional working capital financing, and the ability of Pacific Ethanol to reschedule or restructure its indebtedness; the price of ethanol relative to the price of corn and other production inputs; the price of ethanol relative to the price of gasoline; and the factors contained in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2009 and Form 10-Q filed with the Securities and Exchange Commission on November 9, 2009 .

####